  Exhibit 2.7

AGREEMENT AND PLAN OF MERGER
AMENDMENT No. 1
__________
This AMENDMENT No. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”), dated as of October 7, 2015, is entered into by and between Global Telecom & Technology Americas, Inc., a Virginia corporation (“Purchaser”), and One Source Networks Inc., a Texas corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Agreement.
RECITALS:
A.Purchaser and the Company have entered into a Plan and Agreement of Merger, dated September 15, 2015 (the “Agreement”), by and among GTT Communications, Inc., a Delaware corporation (“Parent”), Purchaser, Duo Merger Sub, Inc., a Delaware Corporation (“Merger Sub”), the Company, Ernest Cunningham, as the representative of the Equityholders, and certain other Persons solely for the purposes specified therein.

B.In preparation for the Closing under the Purchase Agreement, the Parties have identified certain items that they would like to incorporate into an amendment to the Agreement. Accordingly, in order to induce one another to enter into this Amendment, and in consideration of the mutual covenants and agreements contained herein and in the Agreement, and intending to be legally bound hereby, Purchaser and the Company are entering into this Amendment pursuant to Section 10.4 of the Agreement.

AMENDMENT:
1.Amendments.

a.Section 1.1 of the Agreement is hereby amended by deleting the last reference to “Parent” therein and replacing such reference with “Purchaser”.
b.Section 1.9 of the Agreement is hereby amended by inserting a new Section 1.9(g) at the end thereof, which shall read in its entirety as follows:

(g)    The Parties agree and acknowledge that at the Closing Purchaser shall apply, or cause to be applied, Two Million Five Hundred Thousand Dollars ($2,500,000) of the cash included in the Closing Date Cash towards the payment contemplated by Section 1.9(d). For the avoidance of doubt, this treatment will not (i) reduce the amount of Company cash for purposes of calculating the amount of Closing Date Cash or (ii) impact the overall proceeds to the Sellers, rather such treatment is intended solely to address the source of funds Purchaser will use to make the payments contemplated by the foregoing provisions of this Section 1.9 in order to enable Purchaser to avoid paying cash for Closing Date Cash that is not required to fund the immediate working capital needs of the Company.
c.Section 2.27 of the Agreement is hereby deleted in its entirety and is replaced with the following:

Section 2.27    Brokers. No agent, broker, finder or investment or commercial banker or other Person engaged by or acting on behalf of any Group Company, any Shareholder or any of their respective representatives or Affiliates in connection with the negotiation, execution or performance of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, is or will be entitled to any brokerage or finder’s or similar fee or other commission from any Group Company as a result of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby. Notwithstanding the foregoing, the Parties acknowledge that Company has, with the Parties’ consent, executed a letter agreement with Q Advisors LLC (“Q Advisors”), dated October __, 2015 (the “Letter Agreement”), attached hereto as Exhibit A. Company acknowledges and agrees that any fee paid pursuant to the Letter Agreement constitutes a Company Transaction Expense.
d.Section 4.12 of the Merger Agreement is hereby amended by (a) deleting each reference to “2008” now contained therein and replacing such reference with “2009”, (b) deleting each reference to “2007” now contained therein and replacing such reference with “2008” and (c) inserting an additional sentence at the end of Section 4.12 which shall read in its entirety as follows: “For the avoidance of doubt, if any such Taxes are not paid prior to the Closing despite the commercially reasonable efforts of the Company, such unpaid Taxes shall be Indemnified Taxes.”

e.The definition of Indemnified Taxes set forth in Annex A to the Agreement is hereby amend by deleting the reference to “paragraph (d) below” contained therein and replacing such reference with “clause (d) set forth below in this definition”

2.No Other Changes. Except as specifically amended by the terms of this Amendment, all of the terms and conditions of the Agreement remain in full force and effect.

3.Effective Time. This Amendment shall be effective as of the date first written above.

4.Counterparts. This Amendment may be executed in one or more counterparts, all of which (when executed and delivered) shall be considered one and the same Amendment and shall become effective when one or more counterpart signature pages have been signed by each of Purchaser and the Company and delivered by each of them to the other, it being understood that Purchaser and the Company need not sign the same counterpart. Counterparts may be delivered by facsimile or other electronic transmission method (including pdf), and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.Entire Agreement. This Amendment and the Agreement constitute the entire agreement of the Parties, and supersede all other prior and contemporaneous agreements and understandings, both written and oral, by or among the Parties with respect to the subject matter hereof. For the avoidance of doubt, and without limiting the foregoing, each of the provisions of Article 10 of the Purchase Agreement, other than Sections 10.5 and 10.8, shall apply to this Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, Purchaser and the Company have caused this Amendment to be executed as of the date first written above.

PURCHASER:
Global Telecom & Technology Americas, Inc.

By:
Name:
Title:

COMPANY:
One Source Networks Inc.

By:
Name:
Title:

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]